EXHIBIT 16.1

May 21, 2008

Securities and Exchange Commission
Washington D.C., 20549

Ladies and Gentlemen:

We were previously principal accountants for inTEST Corporation ("the Company") and, under the date of March 31, 2008, we reported on the consolidated financial statements of inTEST Corporation as of and for the years ended December 31, 2007 and 2006. On May 16, 2008, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K dated May 21, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the Audit Committee of the Board of Directors of inTEST Corporation approved the dismissal of KPMG LLP as its principal accountant and to engage the accounting firm of McGladrey & Pullen, LLP as the Company's new principal accountant to audit the Company's consolidated financial statements for the year ending December 31, 2008 and that such engagement is subject to the execution of an engagement letter with McGladrey & Pullen, LLP. Additionally, we are not in a position to agree or disagree with the Company's statement that McGladrey & Pullen, LLP was not consulted regarding either the application of accounting principles to any completed or proposed transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements or any of the other matters specified in Items 304(a)(1)(iv) or (v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP